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                                                                     EXHIBIT (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated May 24, 2007 on the financials statements and financial highlights of the 1st Source Monogram Funds, in Post-Effective Amendment Number 127 to the Registration Statement (Form N-1A, No. 033-44964), included in the Annual Report to Shareholders for the fiscal year ended March 31, 2007, filed with the Securities and Exchange Commission.




                                        Ernst & Young LLP



Columbus, Ohio
July 25, 2007